INVESTMENT MANAGEMENT FEE LIMITATION AGREEMENT

AGREEMENT made as of the ____ day of ________, 2020 by and among Aspiriant Risk-Managed Risk-Managed Capital Appreciation Fund, a Delaware statutory trust (the “Fund”) and Aspiriant, LLC, a Delaware limited liability company (“the Investment Manager”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2.       The Investment Manager agrees with the Fund to waive 0.40% of its Management Fee, such that during the term if this Agreement, the Fund’s Investment Management Fee paid to the Investment Manager shall equal 0.10% on an annualized basis of the Fund’s net assets as of each quarter-end.

3.        This Agreement will have an initial term ending one (1) year from the date of commencement of the Fund’s operations, and will automatically renew for consecutive one-year terms thereafter (each a “Current Term”). Neither the Fund nor the Investment Manager may terminate this Agreement during a Current Term.

4.       This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”). To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

5.       The Investment Manager acknowledges that it shall not be entitled to collect on or make a claim for waived fees at any time in the future.

6.       This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

ASPIRIANT RISK-MANAGED CAPITAL APPRECIATION FUND

By: [ ] Title: [ ]

ASPRIRIANT, LLC

By: [ ] Title: [ ]

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